                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  __________

                                 SCHEDULE 13G
                               (Amendment No. 1)

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 and 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934



                    Bally Total Fitness Holding Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, Par Value $.01 Per Share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   05873K108
--------------------------------------------------------------------------------
                                (CUSIP Number)

-----------------------                                  -----------------------
CUSIP No. 05873K108                   13G/A                   Page 2 of 10 Pages
-----------------------                                  -----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Highfields Capital Management LP
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          1,590,250
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             --0--
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          1,590,250
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          --0--
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,590,250
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      6.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      PN
------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP No. 05873K108                   13G/A                   Page 3 of 10 Pages
-----------------------                                  -----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Highfields GP LLC
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          1,590,250
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             --0--
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          1,590,250
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          --0--
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,590,250
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      6.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      OO
------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP No. 05873K108                   13G/A                   Page 4 of 10 Pages
-----------------------                                  -----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Jonathon S. Jacobson
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          1,590,250
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             --0--
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          1,590,250
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          --0--
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,590,250
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      6.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP No. 05873K108                   13G/A                   Page 5 of 10 Pages
-----------------------                                  -----------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1.   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON


      Richard L. Grubman
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2.                                                             (a) [_]
                                                                (b) [_]
------------------------------------------------------------------------------
      SEC USE ONLY
 3.

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          1,590,250
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             --0--
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          1,590,250
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          --0--
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      1,590,250
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.
                                                                    [_]
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11.

      6.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12.
      IN
------------------------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP No. 05873K108                   13G/A                   Page 6 of 10 Pages
-----------------------                                  -----------------------


Item 1(a).     Name of Issuer:

               Bally Total Fitness Holding Corporation
               ----------------------------------------------------------------

Item 1(b).     Address of Issuer's Principal Executive Offices:

               8700 West Bryn Mawr Avenue, Chicago, IL 60631
               ----------------------------------------------------------------

Item 2(a).     Name of Person Filing:

               This statement is being filed by the following persons with respect to the shares of common stock of the Issuer directly owned by Highfields Capital I LP, Highfields Capital II LP and Highfields Capital Ltd. (collectively, the "Funds"):

               (i) Highfields Capital Management LP, a Delaware limited partnership ("Highfields Capital Management") and Investment Manager to each of the Funds,

               (ii) Highfields GP LLC, a Delaware limited liability company ("Highfields GP") and the General Partner of Highfields Capital Management,

               (iii) Jonathon S. Jacobson, a Managing Member of Highfields GP, and

               (iv)   Richard L. Grubman, a Managing Member of Highfields GP.

               Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman are sometimes individually referred to herein as a "Reporting Person" and collectively as the "Reporting Persons."

Item 2(b).     Address of Principal Business Office or, if None, Residence:

               Address for Highfields Capital Management, Highfields
               GP, Mr. Jacobson and Mr. Grubman:
               c/o Highfields Capital Management LP, 200 Clarendon Street, Boston, Massachusetts 02117
               ----------------------------------------------------------------

-----------------------                                  -----------------------
CUSIP No. 05873K108                   13G/A                   Page 7 of 10 Pages
-----------------------                                  -----------------------

Item 2(c).     Citizenship:

               Highfields Capital Management - Delaware
               Highfields GP - Delaware
               Jonathon S. Jacobson - United States
               Richard L. Grubman - United States
               -------------------------------------------

Item 2(d).     Title of Class of Securities:

               Common Stock, par value $.01 per share
               ----------------------------------------------------------------

Item 2(e).     CUSIP Number:

               05873K108
               ----------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               (a) [_] Broker or dealer registered under Section 15 of the
                       Exchange Act.

               (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act.

               (c) [_] Insurance company as defined in Section 3(a)(19) of the
                       Exchange Act.

               (d) [_] Investment company registered under Section 8 of the
                       Investment Company Act.

               (e) [_] An investment adviser in accordance with Rule 13d-
                       1(b)(1)(ii)(E);

               (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

               (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

               (h) [_] A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act;

               (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j) [_] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

-----------------------                                  -----------------------
CUSIP No. 05873K108                   13G/A                   Page 8 of 10 Pages
-----------------------                                  -----------------------

Item 4.        Ownership.

               Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

               For Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman:

               (a)    Amount beneficially owned:

                      1,590,250 shares of Common Stock
                      --------------------------------

               (b)    Percent of class:

                      6.5%
                      ----

               (c)    Number of shares as to which such person has:

                      (i)    Sole power to vote or to direct the vote 1,590,250
                                                                      ---------

                      (ii)   Shared power to vote or to direct the vote  --0--
                                                                         -----

                      (iii) Sole power to dispose or to direct the disposition of 1,590,250
                                ---------

                      (iv) Shared power to dispose or to direct the disposition of --0--
                                            -----

Item 5.        Ownership of Five Percent or Less of a Class.

               Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

               The shares to which this filing relates are directly owned by the Funds. Each of the Reporting Persons has the power to direct the dividends from or the proceeds of the sale of the shares owned by such Funds. None of the Funds own 5% or more of the securities to which this filing pertains. Highfields Capital Management serves as the Investment Manager to each of the Funds.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

               Not applicable.

Item 8.        Identification and Classification of Members of the Group.

               Not applicable.

-----------------------                                  -----------------------
CUSIP No. 05873K108                   13G/A                   Page 9 of 10 Pages
-----------------------                                  -----------------------

Item 9.        Notice of Dissolution of Group.

               Not applicable.

Item 10.       Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-----------------------                                  -----------------------
CUSIP No. 05873K108                   13G/A                  Page 10 of 10 Pages
-----------------------                                  -----------------------

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        February 14, 2001
                                        -----------------
                                               Date

                                        HIGHFIELDS CAPITAL MANAGEMENT LP

                                        By:    Highfields GP LLC,
                                               its General Partner

                                        /s/ Kenneth H. Colburn
                                        ----------------------------------------
                                                        Signature

                                        Kenneth H. Colburn, Authorized Signatory
                                        ----------------------------------------
                                                        Name/Title

                                        HIGHFIELDS GP LLC

                                        /s/ Kenneth H. Colburn
                                        ----------------------------------------
                                                        Signature

                                        Kenneth H. Colburn, Authorized Signatory
                                        ----------------------------------------
                                                        Name/Title

                                        JONATHON S. JACOBSON

                                        /s/ Kenneth H. Colburn
                                        ----------------------------------------
                                                        Signature

                                        Kenneth H. Colburn, Attorney-in-Fact
                                        ----------------------------------------
                                                        Name/Title

                                        RICHARD L. GRUBMAN

                                        /s/ Kenneth H. Colburn
                                        ----------------------------------------
                                                        Signature

                                        Kenneth H. Colburn, Attorney-in-Fact
                                        ----------------------------------------
                                                        Name/Title